Exhibit 99.5

Consent to be Named as a Director Nominee

In connection with the filing by The Simply Good Foods Company of the Registration Statement (No. 333-217244) on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of The Simply Good Foods Company in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: May 15, 2017

/s/ Nomi P. Ghez
Nomi P. Ghez